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                                                                    EXHIBIT 4.1h



                            CONSULTING AGREEMENT


                 THIS CONSULTING AGREEMENT is made as of the date last signed by the parties hereto as indicated on the signature page hereof (the "Effective Date"), by and between Guilford Pharmaceuticals Inc., a Delaware corporation, with its principal offices at 6611 Tributary Street, Baltimore, Maryland 21224 (the "Company"), and Kam W. Leong, Ph.D., of 10242 Breconshire Road, Ellicott City, Maryland 21042 (the "Consultant").

                 WHEREAS, the Company desires to engage the Consultant, and the Consultant desires to be engaged by the Company, pursuant to the terms contained in this Agreement;

                 NOW THEREFORE, in consideration of the mutual promises of the parties hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

                 1. Services. The Company hereby retains the Consultant to perform, and the Consultant hereby agrees to render to the Company, consulting and advisory services as requested from time to time by the Company in the field of biodegradable polymers and such other matters as the Company may request from time to time (the "Services"). If the Company forms a scientific advisory board in the area of biodegradable polymers (distinct from the currently existing Scientific Advisory Board and any board of advisors related to brain tumor therapeutics), the Company agrees to appoint the Consultant to, and Consultant agrees to serve on, such polymer scientific advisory board as part of the Services. Consultant agrees to use reasonable efforts to perform the Services and to make himself available to render the Services for up to 38 days per year, at the Company's discretion, at times which are mutually acceptable, during the term of this Agreement.

                 2.  Consulting Fees.

                 (a) As complete consideration for the performance of the Services by the Consultant under this Agreement, the Company agrees, subject to the terms of this Agreement, to pay the Consultant a cash retainer and issue stock options as provided in this Section 2.

                 (b) The Company agrees to pay the Consultant a cash retainer, payable monthly in arrears within 10 days of the end of each month during the term of the Agreement, in the amount of $3,000 per month.

                 (c) Commencing on the Effective Date and on each of the following three (3) anniversaries thereof during the term of this Agreement, so long as the Consultant remains a consultant to the Company in compliance with his obligations under this Agreement, the Company shall issue to the Consultant 5,000 stock options (which may be incentive stock options or non-qualified stock options at the Company's option), valid for 10 years from
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issuance, at an exercise price of the closing price per share on the last trading day prior to the issuance of such stock options.

                 (d) All tax consequences of fees and other consideration under this Agreement shall be the responsibility of the Consultant.

                 (e) The parties hereto agree that the Consultant shall receive no other compensation (other than reimbursement of reasonable expenses) for the Consultant's service on behalf of the Company, whether on any advisory board or otherwise.

                 3. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a term of four (4) years, unless further extended or renewed by mutual agreement of the parties hereto, or unless earlier terminated as hereinafter provided. This Agreement may be terminated as follows:

                 (a)  automatically upon the death of the Consultant;

                 (b) by the Company, if, due to the illness or disability of the Consultant, the Consultant is unable to perform his obligations under this Agreement for a period in excess of three (3) consecutive months or 120 days out of any 12 month period;

                 (c) by the Company on written notice "for cause"; "for cause" as used in this Agreement shall mean (i) the failure or refusal on the part of the Consultant to timely perform his duties under this Agreement; (ii) a material breach by the Consultant of any other provision of this Agreement;
(iii) the commission by the Consultant of a fraudulent or dishonest act in the Consultant's relations with the Company; (iv) the conviction of the Consultant for any crime involving a felony, fraud, embezzlement or the like or an act of moral turpitude; or (v) other willful, reckless or negligent misconduct or similar action on the part of the Consultant that is materially damaging or detrimental to the Company;

                 (d) by either party upon thirty (30) days' written notice.

                 4.  Exclusivity and Non-Competition.

                 (a) The Consultant will consult exclusively for the Company (except with respect to specific matters with the Company's prior consent), and will not accept employment from or consult for any other commercial entities, except as set forth in Appendix A attached hereto, or except pursuant to prior written consent of the Company.

                 (b) In the event of any early termination of this Agreement by the Consultant prior to the expiration of the four year term set forth in
Section 3 above (or any mutually agreed extension or renewal thereof), the Consultant agrees that he will not, for a period of one year thereafter, accept employment from or consult for any other commercial entities in the field of targeted controlled delivery of drugs via biodegradable polymers, provided that this Section 4(b)
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will not preclude the Consultant from (i) engaging in academic research or (ii)
performing the work described, for the companies listed, on Appendix A attached hereto.

                 (c) The Consultant represents and warrants to the Company that the Consultant is, as of and including the date hereof, under no contractual or other restriction or obligation, including agreements or understandings with other parties, which conflicts with this Agreement, the performance of his duties hereunder or the other obligations of the Consultant to the Company. The Consultant hereby represents and warrants that he has no present plans to terminate his present relationship with Johns Hopkins University, whether to join any pharmaceutical company, another academic institution or otherwise.

                 (d) Nothing in this Agreement shall be deemed to limit the Company from engaging other consultants or employees.

                 5. Independent Contractor Relationship. It is understood and agreed that the Consultant's relationship with the Company is that of an independent contractor and that neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties.

                 6. Assignments; Inventions. The Consultant hereby agrees to use his best efforts without further compensation to assign or to have assigned to the Company all of his right, title and interest in and to, any and all inventions, processes, systems, improvements, modifications, secrets, designs or discoveries, whether or not made, possessed, discovered or conceived by him, individually or jointly with any other person or persons, whether made in or out of working hours, free and clear of all liens, charges and encumbrances, created or conceived by him during the term of this Agreement and patented or reduced to practice within one year thereafter, which relate to the business of the Company and which are not owned by The Johns Hopkins University pursuant to the Johns Hopkins School of Medicine Intellectual Property Guidelines (dated January 1, 1995), a copy of which is attached hereto as Appendix B and incorporated herein by reference (collectively, the "Inventions").

                 7. Disclosure of Inventions. The Consultant agrees to promptly disclose Inventions to the Company. With respect to the Inventions, the Consultant will, either during the term of or after the expiration or termination of this Agreement for any reason, at the request and at the sole cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require, and further agrees to:

                 (i) apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent or other invention protection in any country throughout the world and when so obtained or vested to extend, renew and restore the same;




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                 (ii)     defend any opposition proceedings in respect of such
                          applications and any opposition proceedings or petitions or applications for revocation of such letters patent or other analogous protection; and

                 (iii) perform any other lawful acts which the Company may reasonably request to carry out the purpose of this Agreement.

                 8.  Confidentiality.

                 The Consultant agrees that he will not at any time publish, reveal, sell, make accessible, give away or disclose to others or use for his own benefit or except for the benefit of the Company, any research, development, engineering and manufacturing data, plans, designs, formula, processes, specifications, techniques, trade secrets, business and financial information, customer or supplier lists or other information which are, or pursuant to the terms hereof become, the property or confidential information of the Company or any of its clients, customers, consultants, licensees or affiliates, or which are acquired by him directly as a result of his acting as consultant to the Company, except to such extent as may be required by law. The Consultant agrees that he will not make any notes or memoranda relating to any matter that is an art of the trade, activities or business of the Company or concerning any of its dealings otherwise than for the benefit of the Company. The Consultant shall at the Company's request return or destroy all tangible embodiments of such confidential information prior to or at the termination of this Agreement.

                 9. Publication. Subject to Section 8 above, the Consultant may publish information arising from his performance of Services under this Agreement if in each instance the Consultant provides Company thirty (30) days for review and comment upon the manuscript or other material for such publication. Expedited reviews for abstracts or poster presentations may be arranged if mutually agreeable to the Consultant and the Company. In addition, if requested in writing by the Company, the Consultant will withhold such publication an additional sixty (60) days to allow for filing a patent application or taking such other measures as the Company deems appropriate to establish and preserve available proprietary rights.

                 10. Breach of Agreement. The Consultant and the Company agree that any material breach of this Agreement by either of them could cause irreparable damage to the other party, and that in the event of such material breach, in addition to any other remedies hereinbefore mentioned, the non-breaching party shall have the right to obtain injunctive relief, including, without limitation, specific performance or other equitable relief to prevent the violation of the breaching party's obligations hereunder. It is expressly understood and agreed that nothing herein contained shall be construed as prohibiting the non-breaching party from pursuing any other remedies available for such material breach including, without limitation, the recovery of damages by the non-breaching party.








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                 11.  Assignment; Binding Effect.  The Services to be rendered by the Consultant are personal in nature. The Consultant may not assign or transfer this Agreement or any of his rights or obligations hereunder. In no event shall the Consultant assign or delegate responsibility for actual performance or Services or any other obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns.

                 12. Notices. All notices and other communications hereunder shall be delivered or sent by registered or certified mail or by a major recognized express courier service (such as Federal Express), return receipt requested, addressed to the Company at 6611 Tributary Street, Baltimore, Maryland 21224, Attn.: Dr. Craig R. Smith, or to the Consultant at the address set forth above, or to such other address as either party may designate in writing to the other.

                 13. Entire Agreement. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof and supersedes and terminates as of this date any prior agreements between the parties for the Services engaged hereunder. No provision of this Agreement shall be waived, altered or canceled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. Any such waiver shall be limited to the particular instance and time and shall not constitute a waiver of any subsequent instance without a specific waiver in writing by the party against whom such waiver is sought to be enforced.

                 14. Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

                 15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to conflict of laws.

                 16. Severability. In the event that any term of this Agreement is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other portion of this Agreement, and there shall be deemed substituted therefor such term as will most fully realize the intent of the parties as expressed in this Agreement to the fullest extent permitted by applicable law, the parties hereby declaring their intent that this Agreement be construed in such fashion as to maintain its existence, validity, and enforceability to the greatest extent possible.

                 17. Johns Hopkins University Not A Party. The parties acknowledge that The Johns Hopkins University, the Consultant's employer as of the date hereof, is not a party to this Agreement, which is a private contract between the Consultant and the Company. Notwithstanding the foregoing, the parties agree as follows: with the limited exception of citing Consultant's faculty title and institutional affiliation, the Company and its affiliates will not use the names, likenesses, or logos of the Johns Hopkins University, any of its Schools or Divisions, or the Johns Hopkins Hospital and Health System in any of their fundraising or investment documents, general publications, advertisements, or marketing and promotional materials without the prior written permission of the Johns Hopkins University. A request for such









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permission must be submitted by the Consultant to the School of Medicine's
Conflict of Interest Review Coordinator, who in appropriate circumstances, will have it reviewed by the School of Medicine's Office of Public Affairs.












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                 IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date and year first above written.


GUILFORD PHARMACEUTICALS INC.


By: /s/ Craig R. Smith, M.D.                       /s/ Kam W. Leong, Ph.D.
   -------------------------------------------     -----------------------------
Name:  Craig R. Smith, M.D.                        Kam W. Leong, Ph.D.
Title:   President & Chief Executive Officer
Date:    June 28, 1996                             Date: Sept. 10, 1996









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                                                                      Appendix A


Company                     Consulting Area
-------                     ---------------

Synthes Maxillofacial       Biodegradable orthopedic prostheses

Bionix                            Biodegradable orthopedic prostheses

AO Research Institute       Biodegradable polymers





Anticipated Arrangements:



BioWhittaker                Cell encapsulation technologies and polymeric
                            scaffolding for tissue engineering and toxicology applications

New Venture                 Gene, protein and peptide delivery technologies







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                                                                      Appendix B







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